Exhibit 99.1

Press Release	Source: Ultra Clean Holdings, Inc.

Ultra Clean Holdings Reports Third Quarter Financial Results In Line With Guidance

Monday, October 24, 4:30 pm ET

UCT Further Expands Its Market, Winning Two Major Subsystem Contracts

MENLO PARK, Calif., October 24, 2005 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical subsystems for the semiconductor capital equipment industry, producing primarily gas delivery systems, today reported its financial results for the third quarter ended September 30, 2005. The Company recorded revenue of $27.5 million, in line with company guidance, and a net loss of $566,000 or $0.03 per share, slightly favorable to Company guidance. The Company also announced today that it has been awarded new subsystem contracts with two major OEM customers. In both cases initial deliveries will begin in December or January and ramp to full production levels by the end of the first quarter of 2006.

Revenue for the third quarter of 2005 totaled $27.5 million, compared to revenue for the second quarter ended June 30, 2005 of $39.3 million, a decrease of 29.9% . Revenue for the third quarter decreased 42.0% compared to revenue of $47.5 million for the same period a year ago. The Company recorded a net loss of $566,000, or $0.03 per share during the third quarter of 2005, compared to net income of $692,000, or $0.04 per share for the second quarter of 2005 and net income of $1.9 million, or $0.11 per share for the same period a year ago. Gross margin for the third quarter of 2005 was 9.3% versus 14.2% for the second quarter of 2005 and 16.4% for the same period a year ago.

Ultra Clean’s President and Chief Executive Officer Clarence Granger commented “As projected, we experienced a loss in the period which was driven by the cyclical decline in demand. We responded with aggressive cost cutting, which allowed us to minimize this loss, slightly ahead of our guidance. I am confident that our newly reduced cost structure and a partial rebound in industry demand will allow us to return to profitability next quarter.”

Granger continued: “We are very pleased to announce that UCT has won two new subsystem contracts, representing potentially $20- $25 million in annual revenue or approximately 15% of estimated 2005 revenue, from two of our major customers. These contracts significantly extend our move into non-gas panel products, which expands our market dramatically. During the quarter, the revenue level for our other non-gas panel products remained flat with the prior quarter at $2.4M, despite the decline in industry demand. In our other key strategic growth area, we are pleased to have increased the revenue from our Shanghai facility to $1.7M in the third quarter of 2005 from $1.4M in the second quarter.”

Commenting on UCT’s corporate outlook, Granger noted, “We expect revenue for the fourth quarter of 2005 to increase to between $31 million and $35 million, and net income per share to range between break-even and $0.04 per share. We are confident that the strides we are making to reallocate resources to lower cost regions and to expand our reach into the semiconductor process tool will continue to advance our strategic positioning for long term growth.”

Ultra Clean will conduct a conference call on Monday, October 24, 2005, beginning at 2:00 p.m. PDT at 800/246-9315 (domestic) and 415/908-4723 (international). A replay of the webcast will be available for fourteen days following the conference call at 800/633-8284 (domestic) and 402/977-9140 (international). The confirmation number for the live broadcast and replays is 21265416 (all callers). The conference call will also be webcast live and be available for fourteen days on our website.

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a developer and supplier of critical subsystems for the semiconductor capital equipment industry, focusing on gas delivery systems. Ultra Clean offers its customers a complete outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean's customers are primarily original equipment manufacturers of semiconductor capital equipment. Ultra Clean is headquartered in Menlo Park, California. Additional information is available at www.uct.com.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward- looking statements" (as defined in the U.S. Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates," "believes," "plan," "expect," "future,"' "intends," "may," "will," "should," "estimates," "predicts," "potential," "continue" and similar expressions to identify these forward-looking statements. Forward looking statements included in the press release include estimates made with respect to our fourth quarter revenue and diluted earnings per share. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, our actual results may differ materially from the results predicted or implied by these forward-looking statements. These risks, uncertainties and other factors include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in our annual report on Form 10-K for the year ended December 31, 2004 and our quarterly report on Form 10-Q for the quarter ended June 30, 2005. Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

ULTRA CLEAN HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,

	2005	2004	2005	2004

Sales	$27,540	$47,509	$108,754	$142,856

Cost of goods sold	24,967	39,706	93,941	120,050

Gross profit	2,573	7,803	14,813	22,806

Operating expenses:
Research and development	495	686	1,931	1,899
Sales and marketing	749	978	2,507	2,623
General and administrative	2,200	2,884	8,319	6,459
Stock and other deferred compensation	52	52	157	708

Total operating expenses	3,496	4,600	12,914	11,689

Income (loss) from operations	(923)	3,203	1,899	11,117

Interest and other income (expense), net	30	(2)	85	(413)

Income (loss) before income tax provision	(893)	3,201	1,984	10,704

Income tax provision (benefit)	(327)	1,288	664	4,289

Net income (loss)	$(566)	$1,913	$1,320	$6,415

Net income (loss) per share:
Basic	$(0.03)	$0.12	$0.08	$0.46
Diluted	$(0.03)	$0.11	$0.08	$0.43

Shares used in computing net income (loss) per
share
Basic	16,252	16,051	16,219	14,069
Diluted	16,252	16,976	17,128	14,999

ULTRA CLEAN HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited - in thousands, except per share data)

	September 30,	December 31,
	2005	2004

ASSETS
Current assets:
Cash	$14,124	$11,440
Accounts receivable	15,805	13,785
Inventory	13,625	15,133
Other current assets	4,872	4,300

Total current assets	48,426	44,658

Equipment and leasehold improvements, net	4,796	5,392
Goodwill	6,110	6,617
Tradename	8,987	8,987
Other non-current assets	2,001	2,044

Total assets	$70,320	$67,698

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities
Bank borrowings	$2,341	$-
Accounts payable	10,943	12,302
Other current liabilities	2,429	2,495

Total current liabilities	15,713	14,797
Capital lease obligations and other liabilities	368	426

Total liabilities	16,081	15,223

Commitments and contingencies
Stockholders’ equity
Common stock	46,524	46,237
Deferred stock-based compensation	(414)	(571)
Retained earnings	8,129	6,809

Total stockholders’ equity	54,239	52,475

Total liabilities and stockholders’ equity	$70,320	$67,698

Contact:
Jack Sexton
VP & CFO 650/617-4121